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                           July 28, 1994

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:      Kmart Corporation
                 Management Stock Purchase Plan
                 Registration Statement on Form S-8

Gentlemen:

        As counsel for Kmart Corporation, a Michigan corporation (the "Corporation"), we are familiar with the corporate affairs of the Corporation and particularly with the corporate proceedings relating to the establishment of the Corporation's Management Stock Purchase Plan (herein called the "Plan").

        The Plan was duly and legally adopted by the Board of Directors and the stockholders of the Corporation.

        Based upon the above, we are of the opinion that:


        1. The Corporation duly and validly has adopted and established the Plan taking all necessary corporate action for that purpose.

        2. The shares of Common Stock of the Corporation covered by the Plan have been duly authorized and when issued pursuant to the Plan will be validly issued, fully paid and non-assessable and no personal liability will attach to the holders thereof.

        3. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

        We hereby consent to the use of this opinion as a part (Exhibit 5) to the Registration Statement on Form S-8 which is being filed by the Corporation with the Securities and Exchange Commission with respect to the Plan.

                                                   Very truly yours,



                          Dickinson, Wright, Moon, Van Dusen & Freeman


                                   Exhibit 5